UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 8, 2008

ACTIVISION BLIZZARD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Doornink Employment Agreement

On July 8, 2008, Activision, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Ronald Doornink to serve as a senior advisor to the Company’s Board of Directors (the “Board”).  Mr. Doornink was a member of the Board until July 9, 2008.  He also served as a senior advisor to Activision Publishing, Inc., a subsidiary of the Company (“Activision Publishing”) from January 1, 2006 until June 30, 2008 and was a senior executive of Activision Publishing prior to that time.

The Agreement is effective as of July 8, 2008 and has an initial term which expires on June 30, 2009.  Upon expiration of the initial term and upon each anniversary thereof, the Agreement will automatically renew for an additional one-year term, unless either party gives notice of intention not to renew at least 30 days prior to its expiration.  Mr. Doornink’s annual base salary will initially be $250,000 and may be reviewed from time to time by the Compensation Committee of the Board (the “Compensation Committee”).  Mr. Doornink is also eligible to receive an annual discretionary bonus in the sole discretion of the Compensation Committee.

Pursuant to the Agreement, on July 11, 2008 Mr. Doornink received a grant of an option to purchase 10,000 shares of the Company’s common stock and 5,000 restricted stock units.  The options and restricted stock units will vest ratably every three months over the one-year period from the date of grant and the restricted stock units will settle during the calendar year in which vesting occurs.  The equity awards shall be subject to all terms of the Activision 2007 Incentive Plan and the Company’s standard forms of employee award agreements.

The Agreement also entitles Mr. Doornink to severance benefits if his employment is terminated by the Company without cause prior to the end of the term in an amount equal to the base salary he would have received had he remained employed by the Company until the last date of the term then in effect.

The Agreement also provides that Mr. Doornink will be eligible to participate in all benefit and perquisite plans, programs and arrangements generally made available to the Company’s executives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2008	ACTIVISION BLIZZARD, INC.

	By:	/s/ George L. Rose
George L. Rose
Chief Legal Officer